UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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☐	Soliciting Material Pursuant to §240.14a-12

ILLUMINA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ILLUMINA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 7, 2007

To the Stockholders of Illumina, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Illumina, Inc., a Delaware corporation, will be held on Thursday, June 7, 2007 at 10:00 a.m. Pacific Daylight Time at 9885 Towne Centre Drive, San Diego, California 92121, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.  To elect five directors to serve for various terms ending between the years 2008 and 2010 or until their respective successors are duly elected and qualified;

2.  To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 30, 2007;

3.  To approve an amendment to increase the maximum number of shares of our common stock authorized for issuance under our 2005 Stock and Incentive Plan by 1,250,000 shares; and

4.  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on April 10, 2007 are entitled to notice of and to vote at the annual meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our executive offices.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the annual meeting. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

Sincerely,

Jay T. Flatley
President and Chief Executive Officer

San Diego, California
May 7, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL HELP ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on June 7, 2007
PROXY STATEMENT
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL ONE: ELECTION OF DIRECTORS
DIRECTOR NOMINATION
COMMUNICATION WITH DIRECTORS
PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS
PROPOSAL THREE: APPROVAL OF AMENDMENT TO THE 2005 STOCK AND INCENTIVE PLAN
OTHER MATTERS
OWNERSHIP OF SECURITIES
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
Summary Compensation Table
Grants of Plan Based Awards During Fiscal 2006
Outstanding Equity Awards at 2006 Fiscal Year-End
DIRECTOR COMPENSATION
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR OUR 2008 ANNUAL MEETING
ANNUAL REPORT
FORM 10-K

ILLUMINA, INC.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 7, 2007

General

The enclosed proxy is solicited on behalf of the board of directors of Illumina, Inc., a Delaware corporation, for use at its annual meeting of stockholders to be held on Thursday, June 7, 2007. The annual meeting will be held at 10 a.m. Pacific Daylight Time at 9885 Towne Centre Drive, San Diego, California 92121. These proxy solicitation materials were mailed on or about May 7, 2007, to all stockholders entitled to vote at the annual meeting.

Voting

The specific proposals to be considered and acted upon at the annual meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. As of the close of business on April 10, 2007, the record date for determination of stockholders entitled to receive notice of and to vote at the annual meeting, 53,605,794 shares of our common stock, par value $0.01 per share, were issued and outstanding. No shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder as of the close of business on April 10, 2007. Stockholders may not cumulate votes in the election of directors.

If your shares are held in your name, you must return your proxy or attend the annual meeting in person in order to vote on the proposals. Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, brokers may vote such shares on behalf of their clients with respect to “routine” matters (such as the election of directors or the ratification of auditors), but not with respect to non-routine matters (such as a proposal submitted by a stockholder). If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a “broker non-vote.” If your shares are held in street name and you do not vote your proxy, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted toward the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the meeting.

Shares are counted as present at the meeting if the stockholder either is present and votes in person at the meeting or has properly submitted a proxy card or has voted electronically. A majority of our outstanding shares as of the record date must be present at the meeting (either in person or by proxy) in order to hold the annual meeting and conduct business. This is called a “quorum.” Assuming a quorum is present, the five nominees receiving the highest number of votes will be elected as directors. The ratification of the independent auditors and the approval of the amendment to our 2005 Stock and Incentive Plan will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting. We will publish the final voting results of the meeting in our quarterly report on Form 10-Q for the second quarter of 2007, which will be filed with the Securities and Exchange Commission, or SEC.

Voting Electronically via the Internet or by Telephone

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of this proxy statement the opportunity to vote via Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy card will provide instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided.

Proxies

If the enclosed form of proxy is properly signed, dated and returned, the shares represented will be voted at the annual meeting in accordance with the instructions specified on the proxy.

If the proxy does not specify how the shares are to be voted, then:

•	the proxy will be voted FOR the election of the directors nominated by the board of directors (unless the authority to vote for the election of nominee directors is withheld);

•	the proxy will be voted FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 30, 2007 (unless contrary instructions are given); and

•	the proxy will be voted FOR the approval of an amendment to increase the maximum number of shares of our common stock authorized for issuance under our 2005 Stock and Incentive Plan by 1,250,000 shares (unless contrary instructions are given).

You may revoke or change your proxy at any time before the annual meeting by filing with our Secretary at our principal executive offices at 9885 Towne Centre Drive, San Diego, California 92121, a notice of revocation or another signed proxy with a later date. In addition, if you attend the annual meeting and vote by ballot, your proxy (including any electronic votes) will be revoked automatically and only your vote at the annual meeting will be counted.

We do not know of other matters to be presented for consideration at the annual meeting. However, if any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend. Your execution of the enclosed proxy grants discretionary authority to the proxy agent with respect to such other matters.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials we furnish to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. We have retained InvestorCom, Inc. to aid in the solicitation of proxies, including soliciting proxies from brokerage firms, banks, nominees, custodians and fiduciaries. We estimate that the fees for these services will total approximately $4,000, plus out-of-pocket costs and expenses.

Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Because we utilize the “householding” rules for proxy materials, stockholders who share the same address will receive only one copy of the annual report and proxy statement, unless we receive contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies by writing to our Secretary at our principal executive offices at 9885 Towne Centre Drive, San Diego, California 92121, or calling us at (858) 202-4500. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request “householding” by contacting us in the same manner.

If you are a beneficial owner but not a stockholder of record (for example, you hold your shares in a brokerage or custody account), you can request additional copies of the proxy statement and annual report or you can request householding by notifying your broker, bank or nominee.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

General

Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors with staggered three-year terms. The board currently consists of ten persons, with one class consisting of four directors and two classes each consisting of three directors. The board has determined that a majority of the members of the board, specifically Mr. Bradbury, Mr. Bowman, Ms. Eastham, Dr. Goldstein, Dr. Grint, Dr. Rastetter, Dr. Walt and Mr. Whitfield, are independent directors under the rules of the NASDAQ Global Market. Each of the nominees listed below are currently serving on the board. The nominees have agreed to serve if elected, and management has no reason to believe that such nominees will be unable to serve. The proposal to elect the five nominees to the board requires the affirmative vote of the holders of a plurality of shares entitled to vote that are present or represented at the annual meeting and entitled to vote on such proposal. In the event the nominees are unable or decline to serve as directors at the time of the annual meeting, the proxies will be voted for any nominees who may be designated by the present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Recommendation of the Board of Directors

The board of directors recommends that the stockholders vote FOR the election of the five nominees listed immediately below.

Nominee for Term Ending Upon the 2008 Annual Meeting of Stockholders

Roy A. Whitfield, 53, has been a director since January 2007. Mr. Whitfield is the former Chairman of the Board and Chief Executive Officer of Incyte Corporation (formerly Incyte Genomics), a drug discovery and development company he co-founded in 1991. From January 1993 to November 2001, Mr. Whitfield served as its Chief Executive Officer and from November 2001 until his retirement in June 2003 as its Chairman. Mr. Whitfield still serves on the board of Incyte Corporation. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Earlier, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. Mr. Whitfield received a B.S. in Mathematics from Oxford University and an M.B.A. from Stanford University. In addition to serving on the Incyte Board, he is a director of Bioseek, DiscoveRx, Nektar Therapeutics and Sciona. The merger agreement pursuant to which we acquired Solexa, Inc. provided that we must appoint two additional independent directors to our board, to be selected by us and agreed to by Solexa. Mr. Whitfield was appointed as one of these additional independent directors.

Nominee for Term Ending Upon the 2009 Annual Meeting of Stockholders

A. Blaine Bowman, 61, has been a director since January 2007. Mr. Bowman was formerly the Chairman, President and Chief Executive Officer and is currently a director of Dionex Corporation, a manufacturer of analytical instruments. Mr. Bowman retired as President and Chief Executive Officer of Dionex in July 2002 and as Chairman of the Board in 2005. He joined Dionex in 1977 and was named President and CEO in 1980. Before joining Dionex, Mr. Bowman was a management consultant with McKinsey & Company, a management consulting firm, and a product engineer with Motorola Semiconductor Products Division, a communication equipment company. Mr. Bowman received his bachelor’s degree in Physics from Brigham Young University and an M.B.A. from Stanford University. In addition to Dionex, he also serves as a director of Cell Biosciences, Inc. The merger agreement pursuant to which we acquired Solexa, Inc. provided that we must appoint two additional independent directors to our board, to be selected by us and agreed to by Solexa. Mr. Bowman was appointed as one of these additional independent directors.

Nominees for Term Ending Upon the 2010 Annual Meeting of Stockholders

Paul Grint M.D., 49, has been a director since April 2005. Dr. Grint is currently Chief Medical Officer and Head of Development at Kalypsys Inc., a biotechnology company. Prior to joining Kalypsys, Dr. Grint was Senior Vice President and Chief Medical Officer of Zephyr Sciences, Inc., a biopharmaceutical company. He held similar positions at Pfizer, a drug manufacturer, in La Jolla, California, IDEC Pharmaceuticals, a biotechnology company, and Schering-Plough, a drug manufacturer. He has more than 15 years of experience in biologics and small molecule drug development, marked by the successful development of numerous commercial products in the fields of infectious disease, immunology and oncology. Dr. Grint began his pharmaceutical career at the Wellcome Research Laboratories in the UK and received his medical degree from the University of London, St. Bartholomew’s Hospital Medical College in London. He is a Fellow of the Royal College of Pathologists, a member of numerous professional and medical societies and the author or co-author of over 50 publications.

David R. Walt, Ph.D., 54, one of our founders, has been a director since May 2004 and Chairman of our Scientific Advisory Board since June 1998. Dr. Walt has been the Robinson Professor of Chemistry at Tufts University since September 1995 and has been a Howard Hughes Medical Institute Professor since September 2006. Dr. Walt has published over 200 papers and holds over 40 patents. Dr. Walt holds a B.S. in Chemistry from the University of Michigan and received his Ph.D. in Chemical Biology from SUNY at Stony Brook.

Jack Goldstein, Ph.D., 59, has been a director since June 2006. Dr. Goldstein was most recently President and Chief Operating Officer of Chiron Corporation, a biotechnology company, where he worked in various capacities from 2002 until its acquisition by Novartis in April 2006. Prior to Chiron, he spent two years as a general partner at Windamere Venture Partners, a venture capital company, preceded by four years at Applied Imaging Corporation, a medical imaging company, first as President and Chief Executive Officer and then later as Chairman. Dr. Goldstein spent over a decade at Ortho Diagnostic Systems, a Johnson & Johnson company, in various executive positions, including four years as President. He was earlier Vice President of Research and Development at a medical diagnostics division of Baxter Healthcare Corporation, . Dr. Goldstein earned a B.A. in Biology from Rider University, and an M.S. in Immunology and a Ph.D. in Microbiology from St. John’s University. He currently sits on the Board of Directors of Orasure Technologies, Inc. and Immucor, Inc.

Continuing Directors for Term Ending Upon the 2008 Annual Meeting of Stockholders

Daniel M. Bradbury, 46, has been a director since January 2004. Mr. Bradbury has been serving as the Chief Executive Officer of Amylin Pharmaceuticals, a biopharmaceutical company, since March 2007, as President since June 2006 and as Chief Operating Officer since June 2003. He previously served as Executive Vice President from June 2000 until his promotion in June 2003. He joined Amylin in 1994 and held officer-level positions in Corporate Development and Marketing during that time. From 1984 to 1994, Mr. Bradbury held a number of sales and marketing positions at SmithKline Beecham Pharmaceuticals, a drug manufacturer. Mr. Bradbury is a director of Novacea, Inc., a biopharmaceutical company. He also serves as a board member for PhRMA, BIOCOM and the Keck Graduate Institute’s Board of Trustees. Mr. Bradbury is a member of the Royal Pharmaceutical Society of Great Britain and serves on the UCSD Rady School of Management’s Advisory Council. He received a Bachelor of Pharmacy from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education.

John R. Stuelpnagel, D.V.M., 49, one of our founders, has been General Manager of our Microarray Business since February 2007, our Chief Operating Officer since January 2005, our Senior Vice President since April 2002, and a director since April 1998. From April 2002 to October 2004, he served as Senior Vice President of Operations. From October 1999 to April 2002, he served as our Vice President of

Business Development. From April 1998 to October 1999, he served as our acting President and Chief Executive Officer and was acting Chief Financial Officer through April 2000. While founding Illumina, Dr. Stuelpnagel was an associate with CW Group, a venture capital firm, from June 1997 to September 1998, and with Catalyst Partners, a venture capital firm, from August 1996 to June 1997. Dr. Stuelpnagel received his B.S. in Biochemistry and his Doctorate in Veterinary Medicine from the University of California, Davis, and his M.B.A. from the University of California, Los Angeles.

Continuing Directors for Term Ending Upon the 2009 Annual Meeting of Stockholders

Karin Eastham, C.P.A., 57, has served as a director since August 2004. Ms. Eastham has over 25 years experience in financial and operations management, primarily in life sciences companies. Since May 2004, she has been serving as Executive Vice President and Chief Operating Officer, and as a member of the Board of Trustees of the Burnham Institute for Medical Research, a non-profit corporation engaged in basic biomedical research and the home to three research centers — a Cancer Center, the Del E. Webb Center for Neuroscience and Aging and a Center for Research on Infectious and Inflammatory Diseases. From April 1999 to May 2004, Ms. Eastham served as Senior Vice President, Finance, Chief Financial Officer, and Secretary of Diversa Corporation, a biotechnology company. She previously held similar positions with CombiChem, Inc., a computational chemistry company, and Cytel Corporation, a biopharmaceutical company. Ms. Eastham also held several positions, including Vice President, Finance, at Boehringer Mannheim Corporation, from 1976 to 1988. Ms. Eastham also serves as a director for the biopharmaceutical companies Tercica, Inc., Amylin Pharmaceuticals, Inc., and SGX Pharmaceuticals, Inc. Ms. Eastham received a B.S. and an M.B.A. from Indiana University and is a Certified Public Accountant and a Certified Director.

Jay T. Flatley, 54, has served as our President, Chief Executive Officer and a director since October 1999. Prior to joining Illumina, Mr. Flatley was co-founder, President, Chief Executive Officer and a director of Molecular Dynamics, a life sciences company, from May 1994 to September 1999. He served in various other positions with that company from 1987 to 1994. From 1985 to 1987, Mr. Flatley was Vice President of Engineering and Vice President of Strategic Planning at Plexus Computers, a UNIX computer company. Mr. Flatley also serves as a director at GenVault. Mr. Flatley holds a B.A. in Economics from Claremont McKenna College and a B.S. and M.S. in Industrial Engineering from Stanford University.

William H. Rastetter, Ph.D., 59, has been a director since November 1998 and Chairman of the board since January 2005. Since August 2006, Dr. Rastetter has been serving as a partner of Venrock Associates, a venture capital company. Dr. Rastetter retired as the Executive Chairman of Biogen Idec Inc., a biopharmaceutical company, at the end of 2005, and had served in this position since the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation in November 2003. He served as Chief Executive Officer of IDEC Pharmaceuticals, a biotechnology company, from December 1986 through November 2003 and as chairman of the board of directors from May 1996 to November 2003. Additionally, he served as President of IDEC Pharmaceuticals from 1986 to 2002, and as Chief Financial Officer from 1988 to 1993. From 1982 to 1986, Dr. Rastetter served in various positions at Genentech, Inc., a biotechnology company, and previously he was an associate professor at the Massachusetts Institute of Technology. Dr. Rastetter holds a B.S. in Chemistry from the Massachusetts Institute of Technology and received his M.A. and Ph.D. in Chemistry from Harvard University.

Board Committees and Meetings

The board of directors held eleven meetings during the fiscal year ended December 31, 2006. The board has three standing committees to facilitate and assist the board in the execution of its responsibilities. The committees are currently the audit committee, the compensation committee and the nominating/corporate governance committee. In accordance with the NASDAQ Global Market listing standards, all of the committees are comprised solely of non-employee, independent directors. Charters for each committee are available on our website at www.illumina.com by first clicking on “Corporate,” then “Investor Information” and then “Corporate Governance.” The charter of each committee is also available in print to any shareholder who requests it. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors in 2006 and (ii) the total number of meetings held by all committees of the board on which such director served during 2006. We do not have a formal policy regarding our directors’ attendance at annual meetings of stockholders, but we encourage our directors and director nominees to attend the annual meeting. Three of our directors attended the 2006 annual meeting of stockholders.

The table below shows current membership for each of the standing board committees:

Audit	Compensation	Nominating/Corporate Governance
Committee	Committee	Committee

Daniel M. Bradbury, Chairperson	Karin Eastham, Chairperson	Jack Goldstein, Ph.D., Chairperson
A. Blaine Bowman	Paul Grint, M.D.	Paul Grint, M.D.
Karin Eastham	William H. Rastetter, Ph.D.	William H. Rastetter, Ph.D.
William H. Rastetter, Ph.D.	Roy A. Whitfield	David R. Walt, Ph.D.

The audit committee currently consists of four directors, each of whom our board of directors has determined is independent within the meaning of the rules of the NASDAQ Global Market and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act). The board determined that Ms. Eastham qualifies as an “audit committee financial expert,” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The audit committee is responsible for, among other things, approving the services performed by our independent auditors and reviewing our accounting practices and systems of internal accounting controls. The audit committee held nine meetings during 2006.

The compensation committee currently consists of four directors, each of whom the board has determined is independent within the meaning of the rules of the NASDAQ Global Market. The compensation committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. The compensation committee also has the authority to administer our 2000 Employee Stock Purchase Plan and our 2005 Stock and Incentive Plan. The compensation committee meets regularly in executive sessions. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the compensation committee regarding his compensation or individual compensation objectives. The compensation committee held five meetings during 2006.

Mr. Flatley, our Chief Executive Officer, has been delegated authority to grant, without any further action required by the compensation committee, stock options to employees who are not our officers or who do not report directly to him. The purpose of this delegation of authority is to enhance the flexibility of option administration and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the compensation committee.

The nominating/corporate governance committee currently consists of four directors, each of whom the board has determined is independent within the meaning of the rules of the NASDAQ Global Market. The nominating/corporate governance committee is responsible for identifying individuals qualified to serve as members of our board of directors, selecting nominees for election to the board, evaluating the performance of the board, developing and recommending to the board corporate governance guidelines and providing oversight with respect to corporate governance and ethical conduct. The nominating/corporate governance committee held one meeting during 2006.

Compensation Committee Interlocks and Insider Participation

Our executive compensation program has been administered by the compensation committee of our board of directors. Ms. Eastham, Dr. Grint and Dr. Rastetter served as members of our compensation committee during fiscal 2006. None of these individuals has been an officer or employee of ours.

None of our current executive officers has ever served as a member of a board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee during the last fiscal year.

Code of Ethics

We have adopted a code of ethics that applies to all officers and employees, including our principal executive officer and principal financial officer. This code of ethics was filed as Exhibit 14 to our Annual Report on Form 10-K for the fiscal year ended December 28, 2003, filed with the SEC. Our code of ethics is also available for download from our website, www.illumina.com, by first clicking on “Corporate,” then “Investor Information” and then “Corporate Governance.”

DIRECTOR NOMINATION

Criteria for Board Membership.  In selecting candidates for appointment or re-election to the board, the nominating/corporate governance committee of our board of directors considers the appropriate balance of experience, skills, diversity and other relevant characteristics required of members of the board of directors. The nominating/corporate governance committee seeks to ensure that at least a majority of the directors are independent under the rules of the NASDAQ Global Market, that members of our audit committee meet the financial literacy and sophistication requirements under the rules of the NASDAQ Global Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties.

Process for Identifying and Evaluating Nominees.  The nominating/corporate governance committee believes we are well-served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for board membership, the nominating/corporate governance committee will re-nominate incumbent directors who continue to be qualified for board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the board occurs between annual stockholder meetings, the nominating/corporate governance committee will seek out potential candidates for board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. In addition, from time to time the board may seek to expand its ranks to bring in new board members with special skills and/or experience relevant and useful to us at our particular stage of development. Director candidates will be selected based on input from members of our board, our senior management and, if the nominating/corporate governance committee deems appropriate, a third-party search firm. The nominating/corporate governance committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the nominating/corporate governance committee. Candidates meriting serious consideration will meet with all members of the board. Based on this input, the nominating/corporate governance committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the board that this candidate be appointed to fill a current vacancy on the board or presented for the approval of the stockholders, as appropriate.

Stockholder Nominees.  The nominating/corporate governance committee will consider written proposals from stockholders for nominees for director under the same criteria described above but, based on those criteria, may not necessarily recommend those nominees to the board. Any such nominations should be submitted to the nominating/corporate governance committee, via the attention of our Secretary, and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to the Exchange Act (including such person’s written consent to a background check, to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and

(c) appropriate biographical information and a statement as to the qualification of the nominee. Nominations should be submitted in the time frame described in our Bylaws and under the caption “Stockholder Proposals for our 2008 Annual Meeting” below.

From time to time, we have retained and may in the future retain the services of an independent third-party search firm to assist the nominating/corporate governance committee in identifying and evaluating potential candidates.

Board Nominees for the 2007 Annual Meeting.  Nominees listed in this Proxy Statement are current directors standing for re-election.

COMMUNICATION WITH DIRECTORS

You may send, in an envelope marked “Confidential,” a written communication to the Chair of the audit committee, via the attention of our Secretary, at 9885 Towne Centre Drive, San Diego, CA 92121. All such envelopes will be delivered unopened to the Chairperson of our Audit Committee.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

The audit committee has appointed the firm of Ernst & Young LLP, our independent auditors during 2006, to serve in the same capacity for the year ending December 30, 2007, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the annual meeting is required to ratify the appointment of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the board of directors will reconsider its selection. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent auditor at any time during the year if the audit committee believes that such a change would be in our and our stockholders’ best interests.

A representative of Ernst & Young LLP is expected to be present at the annual meeting. This representative will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements, the quarterly reviews of the financial statements included in our Forms 10-Q and the review of our Form S-3s and Form S-8s were $500,612 and $377,250 for the fiscal year 2006 and 2005, respectively. Audit fees also include fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

Audit-Related Fees

The aggregate fees billed by Ernst & Young LLP for audit-related professional services rendered were $72,873 and $49,834 for the fiscal year 2006 and 2005, respectively. These fees primarily related to services rendered for acquisition-related work for both years.

Tax Fees

The aggregate fees billed by Ernst & Young LLP for tax services rendered were $125,991 and $29,992 for the fiscal year 2006 and 2005, respectively. For fiscal 2006, these fees primarily related to services rendered for the preparation of a Section 382 tax study and federal and state tax filings. For fiscal 2005, these fees were for the preparation of a Section 382 tax study.

All Other Fees

For the fiscal years of 2006 and 2005, Ernst & Young LLP did not perform any professional services other than as stated under the captions Audit Fees, Audit-Related Fees and Tax Fees above.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy that requires advance approval of all audit services and permitted non-audit services to be provided by the independent auditors as required by the Exchange Act. The audit committee must approve the permitted service before the independent auditors are engaged to perform it. The services under the captions Audit Fees, Audit-Related Fees and Tax Fees above were pre-approved by our audit committee in accordance with this policy.

Recommendation of the Board of Directors

The board of directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 30, 2007.

PROPOSAL THREE: APPROVAL OF AMENDMENT TO THE 2005 STOCK AND INCENTIVE PLAN

On April 26, 2007, our board of directors adopted an amendment to our 2005 Stock and Incentive Plan (the “2005 Plan”), subject to stockholder approval, to increase the maximum number of shares of our common stock authorized for issuance under the 2005 Plan by 1,250,000, from 13,942,358 shares to 15,192,358 shares.

Our board of directors approved the 2005 Plan in April 2005, subject to stockholder approval, and our stockholders approved the 2005 Plan at our 2005 annual meeting. The 2005 Plan replaced our 2000 Stock Plan and became the primary form of providing equity-based compensation to participants. Our board of directors continues to believe that equity compensation awards are an important part of our overall compensation program. Due to the growth in our business since the 2005 Plan was initially adopted, our board of directors believes the increase in the number of shares subject to the plan would better position us to attract and retain qualified officers, employees, consultants and directors.

If this amendment is not approved, the maximum number of shares of common stock authorized for issuance under the 2005 Plan will remain at 13,942,358 shares, subject to the “evergreen” provisions described below.

The following is a summary of the material features of the 2005 Plan, as well as the amendment proposed for approval.

Description of the 2005 Plan

A copy of the 2005 Plan is attached as Appendix A to our proxy statement for our 2005 annual meeting, which we filed with the SEC on May 17, 2005. The following description of the 2005 Plan is only a summary and is qualified by reference to the complete text of the 2005 Plan.

The material terms of the 2005 Plan include the following:

•	the types of awards that may be granted under the 2005 Plan are stock options (including incentive stock options and nonstatutory stock options), restricted stock grants, restricted stock units, stock appreciation rights and other similar types of awards (including other awards under which recipients are not required to pay any purchase or exercise price, such as phantom stock rights), as well as cash awards;

•	the maximum number of shares subject to awards that may be granted to any one participant under the 2005 Plan during any single fiscal year is 500,000 shares, except that up to 1,000,000 additional shares may be granted to a participant during the fiscal year in which the participant’s service with us commences (the “162(m) Share Limit”);

•	the maximum value of any cash award granted to any participant for any fiscal year under the 2005 Plan is $1,000,000 (the “162(m) Cash Limit”);

•	we may not reprice or otherwise reduce the exercise price of outstanding options granted under the 2005 Plan (other than in connection with certain corporate transactions such as stock splits, stock dividends or similar transactions) without the approval of our stockholders;

•	the 2005 Plan provides that our board of directors may grant awards to our directors (including our outside or non-employee directors) and, to the extent the 2005 Plan or the board establishes an automatic option grant program for directors under the 2005 Plan, the board may in its discretion change the terms of options to be granted under such program, or discontinue the program at any time in its sole discretion. The 2005 Plan provides for an automatic option grant program for our non-employee directors, which is described below under “Director Compensation — 2005 Stock and Incentive Plan”;

•	the number of shares reserved for issuance under the 2005 Plan (including the maximum number of shares in the evergreen feature described below) and subject to outstanding awards, the exercise or purchase price per share applicable to outstanding awards, the number of shares to be granted to our non-employee directors under any director option grant program for our non-employee directors and the 162(m) Share Limit will each be adjusted proportionately to reflect the terms of certain corporate transactions, including stock splits, stock dividends, and certain other transactions affecting our capital stock;

•	the 2005 Plan has an “evergreen” feature pursuant to which additional shares will automatically be added to the shares reserved for issuance under the 2005 Plan without further stockholder approval as of the first day of each fiscal year through 2010. The number of shares automatically added each year is the lesser of 1,200,000 shares (subject to certain adjustments upon changes in capitalization, dissolution or certain corporate transactions), 5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year or a number of shares established by our board;

•	shares subject to awards that expire or terminate for any reason without having been exercised in full, or without the shares subject to such awards having been issued in full, will become available for re-issuance under the 2005 Plan;

•	shares of common stock which we retained upon exercise of an award in order to satisfy the exercise or purchase price of an award or any withholding taxes due with respect to the exercise or purchase will not continue to be available for issuance under the 2005 Plan; and

•	the 2005 Plan will expire in 2015 (unless it expires or is terminated earlier pursuant to its terms).

General

The purposes of the 2005 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to service providers and to promote the success of our business. Stock options, restricted stock, restricted stock units, stock appreciation rights and other similar types of awards (including other awards under which recipients are not required to pay any purchase price or exercise price, such as phantom stock rights), as well as cash awards may be granted under the 2005 Plan (each an “Award”). Options granted under the 2005 Plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986 (the “Code”), or non-statutory stock options.

Administration.  The 2005 Plan is administered by the compensation committee of our board of directors (the “Administrator”).

Eligibility.  Non-statutory stock options and stock awards may be granted under the 2005 Plan to our or our parent’s or subsidiaries’ employees, directors (including non-employee directors) and consultants. Incentive stock options and cash awards may be granted only to our or our subsidiaries’ employees. The Administrator, in its discretion, selects the employees to whom stock options and other stock awards, as well as cash awards, may be granted, the time or times at which such Awards are granted, and the terms of such Awards to be granted under the 2005 Plan. As of April 16, 2007, we had approximately 850 employees and eight non-employee directors who would be eligible to participate in the 2005 Plan.

Plan Benefits.  Because benefits under the 2005 Plan will depend on the Administrator’s actions and, with respect to options and other stock awards, the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by employees, officers, directors and consultants under such types of awards. As of April 26, 2007, the closing sales price of our common stock was $33.73 per share.

Nontransferability of Awards.  Options and stock awards granted under the 2005 Plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the lifetime of the holder of the option or stock award only by the holder; provided that non-statutory options may be transferred by gift to immediate family members of the participant or to a trust in which non-statutory options are to be passed to a beneficiary of the participant upon the death of participant.

Stock Options

Exercise Price.  The Administrator determines the exercise price of options at the time the options are granted. The exercise price of options granted under the 2005 Plan may not be less than 100% of the fair market value of our common stock on the date of grant of such option, except that the exercise price of an incentive stock option to an employee who is also a 10% stockholder must have an exercise price at least equal to 110% of the fair market value of our common stock on the date of grant of such option. We may grant options with exercise prices equal to less than 100% of the fair market value of our common stock on the date of grant in connection with our acquisition of another company. The fair market value of our common stock is generally the closing sales price as quoted on the NASDAQ Global Market on the date of grant. No option may be repriced to reduce the exercise price of such option without stockholder approval (except in connection with a change in our capitalization, such as a stock split or a recapitalization).

Exercise of Option; Form of Consideration.  The Administrator determines when options vest and become exercisable, and in its discretion may accelerate the vesting and/or exercisability of any outstanding option. Our standard vesting schedule applicable to options granted to newly hired employees is one-fifth of the total number of shares subject to the option become vested and exercisable on the first year anniversary of the date of grant and an additional one-sixtieth of the total number of shares subject to the option become vested and exercisable on each subsequent monthly anniversary of the date of grant. Our standard vesting schedule for options granted to continuing employees is one-sixtieth of the total number of shares subject to an option become vested and exercisable on each monthly anniversary of the date of grant. The means of payment for shares issued upon exercise of an option are specified in each option agreement. The 2005 Plan permits payment to be made by cash, check, promissory note, cancellation of indebtedness, other shares of our common stock (with some restrictions), broker assisted same-day sale or any other means of consideration permitted by applicable law.

Term of Option.  The term of an option may be no more than ten years from the date of grant, except that the term of an incentive stock option may not be more than five years from the date of grant for an optionee who is also a 10% stockholder. No option may be exercised after the expiration of its term.

Termination of Options.  Generally, if an optionee’s services to us as an employee, consultant or director terminate other than for death or disability, vested options will remain exercisable for a period of three months following the optionee’s termination. Unless otherwise provided for in the option agreement, generally if an optionee becomes disabled or dies while an employee, consultant or director, the optionee’s vested options will be exercisable for twelve months following the optionee’s death or termination as a result of disability, or if earlier, the expiration of the term of such option. The Administrator has the authority to extend the period of time for which an option is to remain exercisable following optionee’s termination, except that no option may be exercisable later than the expiration of the term of the option.

Automatic Director Stock Option Program.  The 2005 Plan allows the Administrator to grant nonstatutory stock options to non-employee directors, and, to the extent it establishes an automatic option grant program for directors under the 2005 Plan, it may change the terms of options to be granted under such program or discontinue the program at any time in its sole discretion. The 2005 Plan provides for an automatic option grant program for our non-employee directors, which is described below under “Director Compensation — 2005 Stock and Incentive Plan.” The per-share exercise price applicable to these options is equal to the fair market value of our common stock on the date of grant. In the event of our merger with or into another corporation, a sale of substantially all of our assets or another corporate transaction (as defined in the 2005 Plan), if a successor corporation does not assume or substitute for each of these options, then each of those outstanding options will vest in full and be fully exercisable, including as to shares which would not otherwise be vested or exercisable.

Stock Awards

Stock awards may be stock grants, stock units, stock appreciation rights or other similar stock awards (including stock awards having an exercise or purchase price that is less than the fair market value of the common stock as of the date of grant of the award, such as phantom stock rights). Stock grants are awards of a specific number of shares of our common stock. Stock units represent a promise to deliver shares of our common stock, or an amount of cash or property equal to the value of the underlying shares, at a future date. Stock appreciation rights are rights to receive cash and/or shares of our common stock based on a change in the fair market value of a specific number of shares of our common stock. Each stock award is evidenced by a stock award agreement between us and the participant. The 2005 Plan allows the Administrator broad discretion to determine the terms of individual awards, including the number of shares that such participant will be entitled to purchase or receive and the price (if any) to be paid by the recipient in connection with the issuance of the shares. Each stock award agreement will contain provisions regarding (i) the number of shares subject to such stock award or a formula for determining such number, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that will determine the number of shares granted, issued, retainable and vested, as applicable, (iv) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the stock award, and (vi) such further terms and conditions, in each case not inconsistent with the 2005 Plan, as may be determined from time to time by the Administrator. Shares may be granted under the 2005 Plan as stock awards without requiring the participant to pay us an amount equal to the fair market value of our common stock as of the Award grant date in order to acquire the Award shares.

Cash Awards

Cash awards granted under the 2005 Plan will generally be made to individuals who are, or who we anticipate may be, one of our five most highly compensated officers (such individuals being those employees whose compensation may not be fully deductible by us under Section 162(m) of the Code if it exceeds, with respect to a given year, the limits imposed by that section). Each cash award granted under the 2005 Plan will be subject to performance objectives (“Qualifying Performance Criteria”) that may be based on the following:

•	cash flow;

•	earnings, including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings;

•	earnings per share;

•	growth in earnings or earnings per share;

•	stock price;

•	return on equity or average stockholders’ equity, total stockholder return, return on capital, return on assets or net assets, return on investment, or return on operating revenue;

•	revenue, income, net income, operating income, net operating income, operating profit, net operating profit, or operating margin;

•	market share;

•	contract awards or backlog;

•	overhead or other expense reduction;

•	growth in stockholder value relative to the moving average of the S&P 500 Index or our peer group index;

•	credit rating;

•	strategic plan development and implementation;

•	improvement in workforce diversity; and

•	such other similar criteria as may be determined by the Administrator (as defined below).

Each cash award will be reflected in an agreement containing provisions regarding (1) the target and maximum amount payable to the participant as a cash award, (2) the Qualifying Performance Criteria and level of achievement versus the criteria that will determine the amount of such payment, (3) the period as to which performance will be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) such further terms and conditions, in each case not inconsistent with the 2005 Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a cash award may be a multiple of the target amount payable. The maximum amount payable pursuant to a cash award granted under the 2005 Plan for any fiscal year to any participant may not exceed $1,000,000. Nothing in the 2005 Plan prevents us from granting cash awards outside of the 2005 Plan to any individual.

Adjustments on Changes in Capitalization, Merger or Change of Control

In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change to our capital structure without receipt of consideration by us, appropriate adjustments will be made to (i) the number of shares subject to the 2005 Plan (including the number of shares subject to the evergreen feature), (ii) the 162(m) Share Limit, (iii) the number of shares that may be granted to our non-employee directors under the automatic stock option provisions of the 2005 Plan applicable to such directors, and (iv) the exercise price and number of shares under each outstanding Award. Any such adjustments shall be made by the Administrator, and the decision of the Administrator shall be final, binding and conclusive.

The 2005 Plan provides that in the event of our merger with or into another corporation, a sale of substantially all of our assets or another corporate transaction (as defined in the 2005 Plan), the board or the Administrator may provide for the assumption, substitution or adjustment of each outstanding Award, accelerate the vesting of options and terminate any restrictions on stock awards or cash awards or terminate Awards on such terms and conditions as the board or Administrator determines, including for a cash payment to the participant.

In the event of a proposed dissolution or liquidation of us, each Award will terminate immediately prior to the consummation of the dissolution or liquidation, unless otherwise determined by the Administrator.

Amendment and Termination of the 2005 Plan

The board may amend, alter, suspend or discontinue the 2005 Plan. However, we must obtain stockholder approval for any amendment to the 2005 Plan to the extent necessary and desirable to comply with applicable laws and the continued listing standards of The NASDAQ Global Market. Generally, no such action by the board or stockholders may alter or impair any outstanding Award under the 2005 Plan without the written consent of the holder. In addition, no amendment shall be made that would reduce the exercise price of outstanding options without the written consent of the stockholders. The 2005 Plan will terminate in June 2015.

Federal Income Tax Consequences of Awards under the 2005 Plan

THE FOLLOWING IS A GENERAL SUMMARY OF THE TYPICAL FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR AWARDS OF RESTRICTED STOCK UNDER THE 2005 PLAN. IT DOES NOT DESCRIBE STATE OR OTHER TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OF GRANT OF RESTRICTED STOCK.

Options.  The grant of an incentive stock option has no federal income tax effect on the optionee. Upon exercise the optionee does not recognize income for “regular” tax purposes. However, the excess of the fair market value of the stock subject to an option over the exercise price of such option (the “option spread”) is includible in the optionee’s “alternative minimum taxable income” for purposes of the alternative minimum tax. If the optionee does not dispose of the stock acquired upon exercise of an incentive stock option until more than two years after the option grant date and more than one year after exercise of the option, any gain (or loss) upon sale of the shares will be a long-term capital gain (or loss). If the holding periods are not satisfied, then: (1) if the sale price exceeds the exercise price, the optionee will recognize capital gain equal to the excess, if any, of the sale price over the fair market value of the shares on the date of exercise and will recognize ordinary income equal to the difference, if any, between the lesser of the sale price or the fair market value of the shares on the exercise date and the exercise price; or (2) if the sale price is less than the exercise price, the optionee will recognize a capital loss equal to the difference between the exercise price and the sale price. We are not entitled to a federal income tax deduction in connection with incentive stock options, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition (unless limited by Section 162(m) of the Code).

The grant of a non-statutory option has no federal income tax effect on the optionee. Upon the exercise of a non-statutory option with respect to vested shares, the optionee has taxable ordinary income (and, unless limited by Section 162(m), we are entitled to a corresponding deduction) equal to the option spread on the date of exercise. Upon the disposition of stock acquired upon exercise of a non-statutory option, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long such stock was held, on any difference between the sale price and the exercise price, to the extent not recognized as taxable income on the date of exercise. We may allow non-statutory options to be transferred subject to conditions and restrictions imposed by the Administrator; special tax rules may apply on such a transfer.

In the case of both incentive stock options and non-statutory options, special federal income tax rules apply if our common stock is used to pay all or part of the option price, and different rules than those described above will apply if unvested shares are purchased on exercise of the option.

Stock Awards.  Stock awards will generally be taxed in the same manner as non-statutory stock options. However, shares issued under a restricted stock award are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the shares will be forfeited in the event that the participant ceases to provide services to us and are not nontransferable. As a result of this substantial risk of forfeiture, the participant will not recognize ordinary income at the time the award shares are issued. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture.

The employee may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within 30 days of the share issuance date) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of such issuance, and the capital gain holding period commences on such date. The ordinary income recognized by an employee will be subject to tax withholding by us. Unless limited by Section 162(m) of the Code, we are entitled to a deduction in the same amount as and at the time the employee recognizes ordinary income.

Cash Awards.  Upon receipt of cash, the recipient will have taxable ordinary income, in the year of receipt, equal to the cash received. Any cash received will be subject to tax withholding by us. Unless limited by Section 162(m) of the Code, we will be entitled to tax deduction in the amount and at the time the recipient recognizes compensation income.

Recommendation of the Board of Directors

The board of directors recommends that the stockholders vote FOR the approval of the amendment to the 2005 Plan.

OTHER MATTERS

As of the date of this proxy statement, we know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

OWNERSHIP OF SECURITIES

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of February 28, 2007 for:

•	each of our directors;

•	each of the named executive officers listed in the summary compensation table included in this proxy statement;

•	each stockholder known by us to own beneficially more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options currently exercisable or exercisable within 60 days from February 28, 2007 are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, we understand that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise noted below, the address of each person listed on the table is 9885 Towne Centre Drive, San Diego, CA 92121. Some of the shares of common stock held by our directors, officers and consultants are subject to repurchase rights in our favor. For a description of these repurchase rights, see the footnotes below.

	Shares Issuable
	Pursuant to Options	Beneficial Ownership
	Exercisable Within	Number of Shares
	60 Days of	(including
	February 28,	number shown in	Percentage
Name and Address	2007	first column)	of Total(1)

DIRECTORS AND EXECUTIVE OFFICERS
Jay T. Flatley(2)	418,332	986,714	1.79%
Christian O. Henry	44,499	47,286	*
Tristan B. Orpin	89,431	93,351	*
John R. Stuelpnagel, D.V.M.(3)	216,499	613,678	1.12%
Christian G. Cabou(4)	1,250	1,750	*

	Shares Issuable
	Pursuant to Options	Beneficial Ownership
	Exercisable Within	Number of Shares
	60 Days of	(including
	February 28,	number shown in	Percentage
Name and Address	2007	first column)	of Total(1)

Arthur L. Holden	1,000	1,000	*
John West(5)	316,949	316,949	*
Daniel M. Bradbury	28,000	28,000	*
Karin Eastham	18,000	18,000	*
Paul Grint, M.D.	5,000	5,000	*
William H. Rastetter, Ph.D.	40,500	83,840	*
David R. Walt, Ph.D.(6)	40,500	1,123,813	2.06%
Jack Goldstein, Ph.D.	—	—	—
A. Blaine Bowman(7)	3,556	3,556	*
Roy Whitfield(7)	3,556	3,556	*
All directors and executive officers as a group (15 persons)	1,227,072	3,326,493	5.96%
5% STOCKHOLDERS
FMR Corp.(8)	—	6,046,021	11.07%
82 Devonshire Street
Boston, MA 02109
Goldman Sachs Asset Management, L.P.(9)	—	3,636,245	6.66%
32 Old Slip
New York, NY 10005
Federated Investors, Inc.(10)	—	3,154,146	5.78%
Federated Investors Tower
Pittsburgh, PA 15222-3779

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Percentage ownership is based on 54,609,943 shares of common stock outstanding on February 28, 2007.

(2)	Includes 15,800 shares beneficially owned by Mr. Flatley’s children.

(3)	As of February 28, 2007, we have the right to repurchase 35,000 of Dr. Stuelpnagel’s shares upon termination of Dr. Stuelpnagel’s services to us. This repurchase right lapses over time.

(4)	Mr. Cabou has shared voting power over 500 shares.

(5)	Mr. West joined Illumina as the Senior Vice President and General Manager of DNA Sequencing in January 2007. Mr. West has shared voting and investing power over 316,949 shares.

(6)	Includes 273,980 shares beneficially owned by Dr. Walt’s wife and 21,540 shares beneficially owned by Dr. Walt’s children.

(7)	Messrs. Bowman and Whitfield were appointed as directors in January 2007.

(8)	Based solely on information contained in Schedule 13G filed by FMR Corp. on February 14, 2007. We understand that Federated Investors, Inc., a wholly owned subsidiary of FMR Corp., shares beneficial ownership of 6,010,321 shares with FMR Corp. as a result of acting as an investment adviser to various investment companies, one of which, Growth & Income Fund, beneficially owns 2,837,920 of these shares. We understand that FMR Corp. also shares beneficial ownership of 6,046,021 shares with Edward C. Johnson and shares beneficial ownership of 32,800 shares with Pyramis Global Advisors Trust Company. We understand Pyramis Global Advisors Trust Company’s address is 53 State Street, Boston, Massachusetts, 02109.

(9)	Based solely on information contained in Schedule 13G filed by Goldman Sachs Asset Management, L.P. on February 9, 2007.

(10)	Based solely on information contained in Schedule 13G filed by Federated Investors, Inc. on February 13, 2007. We understand that Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which act as investment advisers to investment companies and separate accounts that own the shares indicated above as beneficially owned by Federated Investors. We understand that all of Federated Investors’ outstanding voting stock is held in a Voting Shares Irrevocable Trust, for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees, who exercise voting control over Federated Investors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our executive compensation and benefit programs aim to encourage our management team to continually pursue strategic opportunities, while effectively managing our day-to-day operations. Specifically, we have created a compensation package that combines short- and long-term components (cash and equity) at the levels we believe are most appropriate to motivate and reward our senior management team.

Our executive compensation program is designed to achieve four primary objectives:

•	attract, retain and reward executives who contribute to our success;

•	provide economic incentives for executives to achieve business objectives by linking executive compensation with our performance;

•	strengthen the relationship between executive pay and shareholder value; and

•	reward individual performance.

Although we have retained third-party compensation consultants in past years, for fiscal 2006, we did not retain a compensation consultant to conduct a comprehensive review all of our policies and procedures with respect to executive compensation. However, our compensation committee has indicated it intends to retain such a consultant from time to time in the future to review our executive compensation policies and procedures. We conduct an annual benchmark review of the total compensation of each of our executive officers, as well as the individual components of base salary, incentive compensation and equity compensation. This review is based on a survey of executive compensation, in which we participate, conducted by an independent third party, Aon Consulting, Inc., (the Radford Survey). We benchmark our executive compensation against the compensation paid by a peer group of approximately 200 public and private biotechnology companies who participate in the Radford Survey. Our compensation committee selected the companies within the peer group based on company size. The peer group consists of companies with which we believe we compete for talent and stockholder investment, and many of which are located in our geographical area.

We target our executive compensation between the 50th and 60th percentiles of compensation paid to executives of the companies comprising our peer group included in the Radford Survey. We may deviate from these general target levels to reflect the experience level of the executive and market factors. The compensation committee reviews the information prepared by management from the Radford Survey, considers an individual’s contribution to the achievement of strategic goals and objectives, the individual’s overall compensation and other factors to determine the appropriate level and mix of incentive compensation.

Throughout this proxy statement, the following individuals are referred to as the “named executive officers:”

•	Jay T. Flatley — President, Chief Executive Officer and Director

•	Christian O. Henry — Senior Vice President and Chief Financial Officer

•	Christian G. Cabou — Senior Vice President, General Counsel and Secretary

•	Arthur L. Holden — Senior Vice President of Corporate and Market Development

•	Tristan B. Orpin — Senior Vice President of Commercial Operations

•	John R. Stuelpnagel — Co-Founder, Senior Vice President and General Manager, Microarray Business, Chief Operating Officer and Director

Role of the Compensation Committee

The compensation committee of our Board of Directors (the Committee) has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs. Karin Eastham, Paul Grint, William H. Rastetter and Roy A. Whitfield are the members of the Committee. Ms. Eastham is the Committee Chairperson. Our Board of Directors has determined that each member of the Committee is independent within the meaning of the rules of the NASDAQ Global Market. The Committee functions under a written charter (the Charter), which was adopted by our Board of Directors. A copy of the Charter is available on our website at www.illumina.com by first clicking on “Corporate,” then “Investor Information” and then “Corporate Governance.”

The primary responsibilities of the Committee are to:

•	determine the amount and form of compensation paid to our Chief Executive Officer based on his performance;

•	review and approve the amount and form of compensation paid to our other executive officers;

•	exercise oversight of our compensation practices for all other non-executive employees; and

•	administer our equity compensation plans.

Our compensation committee meets as often as it considers necessary to perform its duties and responsibilities. The Committee held five meetings during 2006 and has held one meeting so far in 2007. Ms. Eastham works with the Chief Executive Officer to establish the meeting agenda in advance of each meeting. Our compensation committee typically meets with the Chief Executive Officer, General Counsel, and our external counsel. When appropriate, such as when the Committee is discussing or evaluating compensation for the Chief Executive Officer, the Committee meets in executive session without management. The Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Committee, as well as materials that the Committee has specifically requested, including benchmark information, historical compensation data, performance metrics and criteria, the Board’s assessment of our performance against our goals and the Chief Executive Officer’s assessment of each executive’s performance against pre-determined objectives.

Components of 2006 Executive Compensation

For the fiscal year ended December 31, 2006, the components of compensation for named executive officers were:

•	base salary;

•	annual bonus;

•	long-term equity compensation; and

•	change in control and other benefits.

Base Salary

Base salary, which is determined by the level of responsibility, expertise and experience of the executive and competitive conditions in the industry, is the primary fixed component of the executive pay program. Based on the experience of the Committee members and information derived from the Radford Survey, the Committee believes that the salaries of its executive officers fall within the normal ranges of the biotechnology industry.

Salary levels are considered each January as part of our executive performance review process, as well as upon promotion or other change in job responsibility. The Committee met on January 25, 2007 to review 2006 corporate and executive goal performance, make determinations for the 2006 bonus awards based on the performance reviews and finalize the 2007 executive compensation plan, including determinations for 2007 base salary levels. The Committee believes that increases to base salary should reflect the executive’s performance for the preceding year and his or her pay level relative to similar positions in our peer group. Base salary increases also reflect anticipated future contributions of the executives.

As illustrated in the table below, the average salary increase for all named executive officers in 2006 was 8%, which reflects the overall growth of our business during 2005 and the strong execution by the executive team against organizational and individual objectives. The average salary increase for all named executive officers in 2007 was 19%, which reflects promotions given to certain of the executives in January 2007, strong growth in annual revenue, operating income and market capitalization, as well as new operational complexities arising from our acquisition of Solexa, Inc. in January 2007 and projected worldwide growth of our business in fiscal 2007.

	2005 Base	2006 Base	2007 Base	% Increase
Named Executive Officer	Salary	Salary	Salary	2006	2007

Jay T. Flatley	$425,000	$465,000	$580,000	9%	25%
Christian O. Henry	240,000	250,000	300,000	4%	20%
Christian G. Cabou(1)	—	290,000	315,000	—	9%
Arthur L. Holden(2)	—	285,000	300,000	—	5%
Tristan B. Orpin	198,000	220,000	325,000	11%	48%
John R. Stuelpnagel	300,000	320,000	350,000	7%	9%

(1)	Mr. Cabou joined us in May 2006.

(2)	Mr. Holden joined us in April 2006.

The Chief Executive Officer makes recommendations for base salary actions, based on performance and current pay relative to market practices, for executive officers, except himself, to the Committee. The Committee reviews these recommendations, makes any adjustments it considers necessary, and then approves the salary actions. The Committee establishes the base salary for our Chief Executive Officer based on performance and his current pay relative to other chief executives in our peer group.

Annual Bonus

Our annual bonus program is an “at-risk” bonus compensation arrangement designed to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. Our annual bonus program provides guidelines for the calculation of annual non-equity incentive based compensation, subject to Committee oversight and modification.

At the beginning of each year, the Chief Executive Officer develops corporate objectives focused primarily on financial performance and other critical corporate goals, such as new product introductions, market penetration, infrastructure investments and consistency of operating results. The corporate objectives are based on the annual operating plan, which is approved by the Board of Directors in January of each year. In addition, the Chief Executive Officer, together with each executive eligible for the annual bonus program, develops a corresponding set of objectives to measure individual performance for the year. The corporate and individual objectives are reviewed by the Committee. The Committee also approves the corporate objectives. Any executive that is hired during the year is eligible to participate in the annual bonus program for that year. Any bonus received by such executive is prorated based on the number of months the executive served during the year of hire. During 2006, we hired two new named executive officers, Mr. Holden and Mr. Cabou.

For fiscal 2006, 65% of each executive officer’s annual bonus was based upon achievement of corporate financial objectives relating to revenue and operating income, with each component accounting for 40% and 25%, respectively, of the total annual bonus. The remaining 35% of the executive’s award was based upon individual performance. Each executive had the potential to earn up to a maximum of a 130% payout based on performance against these objectives. The “at-risk” bonus component of each executive’s total target cash compensation ranged between 17% and 33% in 2006. For fiscal 2007, the “at-risk” bonus component of each executive’s total target cash compensation ranges between 29% and 38%.

The Committee approves minimum, target and maximum levels for each component of the corporate financial objective portion of the annual bonus award. Payments of awards are based upon the achievement of such objectives for the current year. For fiscal 2006, the revenue goal had a minimum payout of 0% and a maximum payout of 60%. The operating income goal had a minimum payout of 0% and a maximum payout of 35%.

Upon completion of the fiscal year, the Committee assesses our performance for each corporate financial objective of the annual bonus comparing the actual fiscal year results to the pre-determined minimum, target and maximum levels for each objective and an overall percentage amount for the corporate financial objectives is calculated.

The following is a table of the 2006 bonus opportunities as a percentage of base salary and the actual bonuses earned in 2006 by each named executive officer:

	2006 Target		2007 Target
	Bonus as a % of	Actual Bonus	Bonus as a % of
Named Executive Officer	Base Salary	Payout(1)	Base Salary(2)

Jay T. Flatley	50%	$302,250	60%
Christian O. Henry	30%	97,500	40%
Christian G. Cabou(3)	30%	65,937	40%
Arthur L. Holden(4)	30%	83,363	40%
Tristan B. Orpin	20%	71,500	40%
John R. Stuelpnagel	30%	124,800	50%

(1)	The actual bonus payment was calculated as 130% of the executive’s 2006 target bonus due to exceeding the 2006 corporate financial objectives and individual performance objectives. These bonuses were paid in February 2007.

(2)	The increase in the target bonus percentages for 2007 is due to new operational complexities arising from our acquisition of Solexa, Inc. in January 2007 and our projected worldwide growth in fiscal 2007.

(3)	Mr. Cabou joined us in May 2006. The bonus he received for his performance in 2006 was prorated based on his months of service in 2006.

(4)	Mr. Holden joined us in April 2006. The bonus he received for his performance in 2006 was prorated based on his months of service in 2006.

Awards made to named executive officers under the annual bonus award program for performance in 2005 are reflected in the column titled “Bonus” of the Summary Compensation Table on page 27. These bonuses were paid in February 2006.

Long-Term Equity Compensation

The Committee believes it is appropriate to align the interests of executives with those of shareholders. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term appreciation of our stock price through the granting of stock options. In keeping with our compensation philosophy to tie executive pay to shareholder value creation, executives realize value through stock options only to the extent that our stock price increases.

The Committee approves the offer letter for each executive that is hired, which includes the new hire stock option grant. This approval must be obtained prior to extending the formal offer to the candidate. Stock options are granted to executives on their first day of employment. During 2006, we hired two new named executive officers, Mr. Holden and Mr. Cabou.

The initial option or restricted stock grant made to each executive officer upon joining us is primarily based on competitive conditions applicable to the executive officer’s specific position. In addition, our compensation committee considers the number of options owned by our other executive officers in comparable positions. Subsequent grants to executive officers are generally considered and, if appropriate, awarded in connection with their annual performance review each January. Such subsequent grants serve to maintain a competitive position for us relative to new opportunities that may become available to our executive officers.

Stock options were granted on January 30, 2006 with an exercise price of $20.97, which was equal to the fair market value per share of our common stock on that date. The fair market value is equal to the NASDAQ Global Market closing price of our common stock on the grant date. Mr. Holden and Mr. Cabou were granted stock options on their respective dates of hire, April 4, 2006 and May 30, 2006, with exercise prices of $23.38 and $27.40, respectively, which were equal to the fair market values per share of our common stock on those dates. Stock options were also granted on January 25, 2007 to each of the executives with an exercise price of $40.08, which was equal to the fair market value per share of our common stock on that date. The Committee has never granted options with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

Stock options for newly hired executives are granted on the date of hire and vest over a five year period, with 20% of the options vesting on the first anniversary of the grant and the remaining options vesting monthly over the next 48 months. Stock options granted to executives subsequent to hiring vest monthly over a five-year period. Vesting in all cases is subject to the individual’s continued service to us through the vesting date. Each of the options has a maximum term of ten years, measured from the applicable grant date, subject to earlier termination if the optionee’s service with us ceases.

Change in Control Benefits

Our executive management and other employees have built our company into the successful enterprise that it is today. It is our belief that the interests of shareholders will be best served if the interests of our executive management are aligned with them, and providing change in control benefits may eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. As a result, in August 2006, we entered into Change in Control Severance Agreements (the Agreements) with each of our named executive officers. The Agreements are effective for three years and annually thereafter renew automatically for an additional year unless a notice of non-extension is provided by either party. The Agreements were filed as exhibits to our Current Report on Form 8-K, which was filed with the SEC on August 23, 2006.

For purposes of these benefits, in general, a change in control is deemed to occur in any of the following circumstances:

•	any merger or consolidation in which we are not the surviving entity;

•	the sale of all or substantially all of our assets to any other person or entity;

•	the acquisition of beneficial ownership of a controlling interest in the outstanding shares of our common stock by any person or entity;

•	a contested election of our directors as a result of which or in connection with which the persons who were directors before such election or their nominees cease to constitute a majority of the Board, or

•	any other event specified by the Board.

Under the Agreements, the executive would receive benefits if he were terminated within two years following the change of control either:

•	by the Company other than for “cause” (as defined in the Agreement), including repeated failure or refusal to materially perform his or her duties that existed immediately prior to the change of control, conviction of a felony or a crime of moral turpitude or engagement in an act of malfeasance, fraud or dishonesty that materially damages our business; or

•	by the executive on account of “good reason” (as defined in the Agreement), including certain reductions in his or her annual base salary, bonus, position, title, responsibility, level of authority or reporting relationships that existed immediately prior to the change of control, and a relocation, without the executive’s written consent, of the executive’s principal place of business by more than 35 miles from his or her principal place of business immediately prior to the change of control.

Pursuant to the Agreements, if a covered termination of the executive officer’s employment occurs in connection with a change in control of us, then, with the exception of the Chief Executive Officer, the executive officer is generally entitled to the following benefits:

•	a severance payment equal to the executive officer’s annual base salary plus the greater of (a) the executive officer’s then-current annual target bonus or other target incentive amount or (b) the annual bonus or other incentive paid or payable to the executive officer for the most recently completed fiscal year;

•	a lump sum payment of the executive officer’s earned but unpaid compensation;

•	continuance, for 12 months following termination, of certain medical and other benefits;

•	continuance of the executive officer’s indemnification rights and liability insurance;

•	automatic vesting of the executive officer’s unvested stock options and equity or equity-based awards; and

•	certain professional outplacement services.

Our Chief Executive Officer is entitled to a severance payment equal to twice the sum of his annual base salary and the greater of his target or most recently paid or payable target bonus or other target incentives and 24 months of continued certain medical and other benefits in addition to the benefits previously described for the remaining named executive officers.

We have entered into restricted stock purchase agreements with Mr. Flatley and Mr. Stuelpnagel, which provide that upon the closing of an acquisition of us for cash or publicly traded securities, the lapsing of our repurchase right accelerates as to 50% of each officer’s shares of common stock then subject to our repurchase right and, with respect to the remaining 50%, lapses on the first anniversary of the closing date of the acquisition. If the acquirer terminates the officer’s employment without cause within one year of the closing date, our repurchase right lapses with respect to all shares.

Based upon a hypothetical change of control date of December 31, 2006, the change in control benefits for our named executive officers would have been as follows:

	Change in Control Benefit
				Fair Market Value
	Severance	Severance		of Accelerated
	Calculated from	Calculated from	Medical and Dental	Equity
Name	Base Salary	Bonus	Benefits	Compensation(1)	Total(2)

Jay T. Flatley	$930,000	$465,000	$26,000	$15,362,587	$16,783,587
Christian O. Henry	$250,000	$75,000	$13,000	$2,618,613	$2,956,613
Christian G. Cabou	$290,000	$87,000	$13,000	$1,786,500	$2,176,500
Arthur L. Holden	$285,000	$85,500	$13,000	$2,389,500	$2,773,000
Tristan B. Orpin	$220,000	$44,000	$13,000	$2,897,918	$3,174,918
John R. Stuelpnagel	$320,000	$96,000	$13,000	$11,081,170	$11,510,170

(1)	The payments relating to stock options represent the value of unvested and accelerated stock options as of December 31, 2006, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our common stock on December 29, 2006. The payment for Mr. Stuelpnagel includes $1,415,160 related to 36,000 shares restricted stock that would vest upon a hypothetical change of control. This amount is calculated by multiplying these shares by the closing price of our common stock on December 29, 2006.

(2)	The Agreements provide that each Executive’s total change in control payment may be reduced in the event such payment is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and such a reduction would provide a greater after-tax benefit for the Executive.

Other Benefits and Perquisites

We do not provide pension arrangements or post-retirement health coverage for our executives or employees, other than the change in control benefits previously discussed. Otherwise, we provide medical and other benefits to executives that are generally available to other full-time employees, including dental, vision, and group term life insurance, AD&D premiums, a 401(k) plan and an Employee Stock Purchase Plan (ESPP). Our discretionary contributions to the 401(k) plan on behalf of each employee participating in the plan are set at up to 50% of the first 6% of employees’ contributions to the plan, based on our meeting certain financial targets.

All of our executive officers, excluding Mr. Cabou, participated in our 401(k) plan during fiscal 2006 and received matching contributions, which are included as other compensation in column (i) of the Summary Compensation Table on page 27.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of compensation payable in any tax year to the Chief Executive Officer and the other four most highly compensated executive officers. Section 162(m) stipulates that a publicly held company cannot deduct compensation to its top officers in excess of $1 million. Compensation that is “performance-based” compensation within the meaning of the Code does not count toward the $1 million limit. We believe that compensation paid under the executive incentive plans are generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. For fiscal 2006, there were no executive compensation plan components that did not meet the Section 162(m) definition.

Accounting for Stock-Based Compensation

Beginning on January 2, 2006, we began accounting for stock-based payments in accordance with the requirements of SFAS No. 123 (revised 2004), Share-Based Payment.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Karin Eastham (Chairperson)
Paul Grint, M.D.
William H. Rastetter, Ph.D.
Roy A. Whitfield

Summary Compensation Table

					All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Compensation ($)	Total ($)

Jay T. Flatley	2006	$463,462	$149,175	$1,183,466	$4,500(3)	$1,800,603
President, Chief Executive Officer and Director
Christian O. Henry	2006	$249,616	$27,300	$378,594	$3,413(3)	$658,923
Senior Vice President and Chief Financial Officer
Christian G. Cabou(4)	2006	$161,731	$—	$292,271	$40,000(5)	$494,002
Senior Vice President, General Counsel and Secretary
Arthur L. Holden(6)	2006	$202,789	$—	$322,094	$4,275(3)	$529,158
Senior Vice President of Corporate and Market Development
Tristan B. Orpin	2006	$219,154	$25,245	$272,075	$172,666(7)	$689,140
Senior Vice President of Commercial Operations
John R. Stuelpnagel	2006	$319,231	$58,500	$631,606	$11,596(8)	$1,020,933
Co-Founder, Senior Vice President and General Manager, Microarray Business, Chief Operating Officer and Director

(1)	Reflects bonuses earned in 2005 and paid in February 2006. Bonuses earned in 2006 and paid in February 2007 are presented in the Compensation Disclosure and Analysis, under the “Performance-Based Incentive Compensation” caption.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R of awards pursuant to the stock option program and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in Note 1 to our audited financial statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the SEC on February 28, 2007.

(3)	These amounts represent 401(k) matching contributions made by us. Matching contributions earned during the fourth quarter of the year indicated were paid in March 2007.

(4)	Mr. Cabou joined us in May 2006.

(5)	This amount represents an allowance paid to Mr. Cabou for relocation and housing.

(6)	Mr. Holden joined us in April 2006.

(7)	This amount represents $3,300 of 401(k) matching contributions and $169,366 of commissions paid to Mr. Orpin. 401(k) matching contributions earned during the fourth quarter of the year indicated were paid in March 2007. Commissions are earned quarterly and paid in the following quarter.

(8)	This amount represents $3,750 of 401(k) matching contributions and $7,846 of payment to Mr. Stuelpnagel in lieu of paid time-off. 401(k) matching contributions earned during the fourth quarter of the year indicated were paid in March 2007.

Grants of Plan Based Awards During Fiscal 2006

		All Other Option
		Awards: Number of	Exercise or Base Price of	Grant Date Fair Value of
		Securities Underlying	Option	Stock and Option
		Options	Awards	Awards(1)
Name	Grant Date	(#)	($/sh)	($)

Jay T. Flatley	1/30/2006	250,000	$20.97	$3,654,750
Christian O. Henry	1/30/2006	40,000	$20.97	$584,760
Christian G. Cabou	5/30/2006	150,000	$27.40	$2,838,975
Arthur L. Holden	4/3/2006	150,000	$23.38	$2,429,655
Tristan B. Orpin	1/30/2006	50,000	$20.97	$730,950
John R. Stuelpnagel	1/30/2006	125,000	$20.97	$1,827,375

(1)	Assumptions used in the calculation of these amounts are included in Note 1 to our audited financial statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the SEC on February 28, 2007.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying	Option Exercise
	Unexercised Options	Unexercised Options	Price	Option Expiration
Name	(#) Exercisable	(#) Unexercisable(1)	($)	Date

Jay T. Flatley	35,000	115,000	$5.99	9/27/2011
	115,000	35,000	$2.77	2/10/2013
	116,666	83,334	$7.90	1/7/2014
	73,333	126,667	$8.60	2/25/2015
	45,833	204,167	$20.97	1/30/2016
Christian O. Henry	30,000	70,000	$10.46	6/6/2015
	7,333	32,667	$20.97	1/30/2016
Christian G. Cabou	—	150,000	$27.40	5/30/2016
Arthur L. Holden	—	150,000	$23.38	4/3/2016
Tristan B. Orpin	54,100	20,000	$4.64	12/2/2012
	23,333	16,667	$7.90	1/7/2014
	19,166	30,834	$9.08	1/20/2015
	9,166	40,834	$20.97	1/30/2016
John R. Stuelpnagel	15,000	60,000	$5.99	9/27/2011
	57,500	17,500	$2.77	2/10/2013
	58,333	41,667	$7.90	1/7/2014
	45,833	79,167	$8.60	2/25/2015
	22,916	102,084	$20.97	1/30/2016

(1)	All options granted to executive officers upon hire vest over a five year period, with 20% of the options vesting on the first anniversary of the grant and the remaining options vesting monthly over the next 48 months. Stock options granted to executives subsequent to hiring vest monthly over a five year period. Vesting in all cases is subject to the individual’s continued service to us through the vesting date.

Option Exercises and Stock Vested During Fiscal 2006

Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise(1) ($)

Jay T. Flatley	—	$—
Christian O. Henry	—	$—
Christian G. Cabou	—	$—
Arthur L. Holden	—	$—
Tristan B. Orpin	25,900	$902,669
John R. Stuelpnagel	—	$—

(1)	Based on the difference between the closing sale price per share of our common stock on the dates of exercise and the exercise price per share exercised.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, we consider the amount of time that directors expend in fulfilling their duties to us, as well as the skill level required by us of members of the board.

Cash Compensation

During 2006, members of the board and board committees who were not our employees were entitled to receive annual cash retainers as set forth in the table below. In addition, we reimburse our non-employee directors for their expenses incurred in connection with attending board and committee meetings. We do not provide directors with additional compensation for attending meetings. Directors who are our employees receive no compensation for their services as directors.

				Nominating/
				Corporate
	Board of	Audit	Compensation	Governance
	Directors	Committee	Committee	Committee

Chairperson(1)	$15,000	$7,000	$5,000	$3,500
Member	25,000	9,000	5,000	2,500

(1)	Fees received are in addition to the annual cash retainer that all non-employee members receive.

Effective January 1, 2007, members of the board and board committees who are not our employees will be entitled to receive annual cash retainers as set forth in the table below.

				Nominating/
				Corporate
	Board of	Audit	Compensation	Governance
	Directors	Committee	Committee	Committee

Chairperson(1)	$20,000	$8,000	$5,000	$3,500
Member	25,000	10,000	5,000	2,500

(1)	Fees received are in addition to the annual cash retainer that all non-employee members receive.

2005 Stock and Incentive Plan

Under our 2005 Stock and Incentive Plan, which was approved by our stockholders at the June 28, 2005 annual meeting of stockholders, directors who are not our officers or employees receive:

•	a one-time option grant of 20,000 shares vesting annually over three years upon first joining the board, which is to be automatically granted on the date the individual is elected a director,

whether by stockholder approval or appointment by the board, with an exercise price equal to the fair market value of our common stock on the date of grant; and

•	annual option grants of 8,000 shares vesting on the earlier of (i) the one year anniversary of the date of grant of the option and (ii) the date immediately preceding the date of the annual meeting of our stockholders for the year following the year of grant of the option, which is to be automatically granted on the date of each annual stockholder meeting, with an exercise price equal to the fair market value of our common stock on the date of grant.

Effective January 1, 2007, directors who are not our officers or employees will receive annual option grants of 10,000 shares with vesting terms identical to those in effect for fiscal 2006.

Director Summary Compensation Table for Fiscal 2006

The table below summarizes the compensation we paid to non-employee directors for the fiscal year ended December 31, 2006.

	Fees Paid in Cash ($)
				Nominating /
	Board of	Audit		Corporate		Option
	Directors	Committee	Compensation	Governance		Awards	Total
Name (1)	Retainer	Fee	Committee Fee	Committee Fee	Total	($)(2)	($)

William H. Rastetter	$40,000	$9,000	$5,000	$6,000	$60,000	$124,768	$184,768
Daniel M. Bradbury	$25,000	$16,000	$—	$2,500	$43,500	$139,721	$183,221
Karin Eastham	$25,000	$9,000	$10,000	$—	$44,000	$129,055	$173,055
Paul Grint	$25,000	$—	$5,000	$2,500	$32,500	$122,461	$154,961
David R. Walt	$25,000	$—	$—	$—	$25,000	$123,715	$148,715
Jack Goldstein(3)	$12,500	$—	$—	$1,250	$13,750	$53,307	$67,057
A. Blaine Bowman(4)	$—	$—	$—	$—	$—	$—	$—
Roy Whitfield(4)	$—	$—	$—	$—	$—	$—	$—

(1)	Jay T. Flatley, our President and Chief Executive Officer, and John S. Stuelpnagel, our Chief Operating Officer, are not included in this table as they are our employees and thus receive no compensation for their services as directors. The compensation received by Messrs. Flatley and Stuelpnagel as our employees are shown in the Summary Compensation Table on page 27.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R of awards pursuant to the stock option program and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in Note 1 to our audited financial statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Committee on February 28, 2007.

(3)	Mr. Goldstein was appointed as a director on June 27, 2006.

(4)	Messrs. Bowman and Whitfield were appointed as directors on January 26, 2007.

As of December 31, 2006, each director had the following number of options outstanding:

Name	# of Shares

Dr. Rastetter	56,000
Mr. Bradbury	46,000
Ms. Eastham	36,000
Dr. Grint	28,000
Dr. Walt	56,000
Dr. Goldstein	20,000
Mr. Bowman(1)	—
Mr. Whitfield(1)	—

(1)	Messrs. Bowman and Whitfield were appointed as directors on January 26, 2007. Each was granted an option to purchase 20,000 shares of our common stock on January 26, 2007 with an exercise price of $39.22, the closing price of our common stock on that date.

The following report of the audit committee, the report of the compensation committee under “Compensation Committee Report,” along with statements in this proxy statement regarding the audit committee’s charter, are not considered “soliciting material” and are not considered to be “filed” with the SEC as part of this proxy statement. Any current or future cross-references to this proxy statement in filings with the SEC under either the Securities Act or the Exchange Act will not include such reports or statements, except to the extent that we specifically incorporates it by reference in such filing.

Audit Committee Report

The audit committee oversees our financial reporting process on behalf of our board of directors. Management has primary responsibility for the financial reporting process, including the systems of internal controls. In fulfilling its oversight role, the audit committee monitors and advises the board of directors on the integrity of our consolidated financial statements and disclosures, the independent auditors’ qualifications and independence, the adequacy of our internal controls, and our compliance with legal and regulatory requirements. The audit committee has the following responsibilities, among others:

•	reviewing with management and the independent auditors the consolidated audited financial statements in our Annual Report and the reviewed consolidated financial statements in our quarterly reports, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	reviewing with management and the independent auditors our earnings press releases, as well as other financial information provided to the public;

•	reviewing with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	reviewing with management and the independent auditors our application of critical accounting policies, including consistency from period to period and compatibility with generally accepted accounting principles;

•	reviewing with the independent auditors matters relating to the conduct of the audit, including the overall scope of the audit, any difficulties encountered in the course of the audit work, any restriction on the scope of the audit, and any significant disagreements with management;

•	assessing auditor independence and absence of conflicts of interest;

•	recommending, for stockholder approval, the independent auditors to examine our accounts, controls and financial statements;

•	pre-approving any audit and permitted non-audit services provided to us by our independent auditors;

•	obtaining from the independent auditors a written report on our internal accounting controls;

•	reviewing with management our system of internal accounting controls and disclosure controls; and

•	establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters.

The audit committee meets with the independent auditors and our outside counsel, with and without our management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

The audit committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, our independent auditors. Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

During the course of fiscal 2006, management completed the documentation, testing and evaluation of our system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The audit committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the audit committee received periodic updates from management and Ernst & Young LLP at each regularly scheduled audit committee meeting. At the conclusion of the process, management provided the audit committee with, and the audit committee reviewed, a report on the effectiveness of our internal control over financial reporting. The audit committee also reviewed the report of management contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC, as well as Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The audit committee continues to oversee our efforts related to our internal control over financial reporting and management’s preparations for the evaluation for fiscal 2007.

The audit committee has reviewed and discussed the consolidated audited financial statements with management, discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements of Auditing Standards), has received the written disclosures and the letter from independent auditors required by ISB Standard No. 1, and has had discussions with the independent auditors regarding their independence. Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

AUDIT COMMITTEE

Daniel M. Bradbury (Chairperson)
Karin Eastham
William H. Rastetter, Ph.D.
A. Blaine Bowman

CERTAIN TRANSACTIONS

We entered into a license agreement with Tufts University in 1998 in connection with the license of patents filed by Dr. David Walt, one of our directors. Dr. Walt is the Robinson Professor of Chemistry at Tufts. Under that agreement, we pay royalties to Tufts upon the commercial sale of products based on the licensed technology. It is our understanding that Tufts University pays a portion of the royalties received from us to Dr. Walt, the amount of which is controlled solely by Tufts University. All future transactions between us and our officers, directors, principal stockholders and affiliates will be subject to approval by a majority of the independent and disinterested members of our board of directors, and will be on terms determined by such members of the board of directors to be no less favorable to us than could be obtained from unaffiliated third parties.

We have entered into indemnification agreements with each of our directors and executive officers pursuant to which we have agreed to indemnify these persons to the fullest extent permitted by law in connection with certain claims that may arise generally relating to their acting in their capacities as our directors or executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of and transactions related to our common stock and related derivative securities. Based solely upon our review of copies of Section 16(a) reports, which we received from such persons for their transactions during the 2006 fiscal year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by these individuals, with the following exception: a Form 4 for the disposal of 1,500 shares by Jay T. Flatley was filed 11 days late on September 18, 2006.

STOCKHOLDER PROPOSALS FOR OUR 2008 ANNUAL MEETING

Stockholder proposals that are intended to be presented at our 2008 annual meeting must be received at our principal executive offices no later than January 9, 2008, in order to be included in the proxy statement and form of proxy relating to that meeting, and must meet all other requirements as specified in our bylaws. In addition, the proxy solicited by the board of directors for the 2008 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than March 24, 2008.

ANNUAL REPORT

A copy of our 2006 Annual Report has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed our Annual Report on Form 10-K with the SEC on February 28, 2007. A copy of this report is available without charge through either our website at www.illumina.com or the SEC’s EDGAR website at www.sec.gov. Stockholders also may obtain a paper copy of this report without charge. Requests should be directed in writing to the Chief Financial Officer of Illumina, Inc., at our principal executive offices located at 9885 Towne Centre Drive, San Diego, California 92121, telephone number (858) 202-4500.

THE BOARD OF DIRECTORS OF ILLUMINA, INC.

Dated: May 7, 2007

DETACH HERE	ZILL52
PROXY
ILLUMINA, INC.
9885 TOWNE CENTRE DRIVE
SAN DIEGO, CA 92121
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
     The undersigned hereby appoints Jay T. Flatley, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side, all shares of common stock of Illumina, Inc. (the “Company”) held of record by the undersigned on April 10, 2007 at the Annual Meeting of Stockholders to be held on June 7, 2007 and any adjournments thereof.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.
     PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE
SIDE		SIDE

ILLUMINA, INC.
C/O COMPUTERSHARE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE	ZILL51
☐  #ILL

☑	Please mark votes as in this example.

1. Election of Directors.
     Nominees: (01) A. Blaine Bowman, (02) Paul Grint M.D., (03) Jack Goldstein, (04) David R. Walt, Ph.D., (05) Roy A. Whitfield

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐	__________________________________________________
For all nominees except as noted above

		FOR	AGAINST	ABSTAIN

2.	Ratify the appointment of Ernst &Young LLP as independent auditors.	☐	☐	☐
In his discretion, the proxy is authorized to vote upon any other business that may properly come before the meeting.

		FOR	AGAINST	ABSTAIN

3.	Approve an amendment to increase the maximum number of shares of common stock authorized for issuance under 2005 Stock and Incentive Plan by 1,250,000 shares	☐	☐	☐
In his discretion, the proxy is authorized to vote upon any other business that may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐
Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:	Signature:	Date:

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